Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES
CLOSING OF $220 MILLION CREDIT FACILITY
     Birmingham, Ala., December 3, 2007 — Medical Properties Trust, Inc. (NYSE: MPW) announced today that it has entered into a new $220 million credit facility with a syndicate of banks that replaces the Company’s existing $150 million mortgage-secured facility, which has an outstanding balance of approximately $35 million, and pays off a $100 million bridge loan.
The new credit facility:
•	provides the Company with additional financial flexibility and borrowing capacity at a lower borrowing cost;

•	provides for revolving loans of up to $154 million at 150 to 200 basis points over LIBOR, depending on the Company’s overall level of debt for up to four years;

•	provides for a $66 million 4-year term loan, currently at 200 basis points over LIBOR;

•	permits the Company to increase the facility to $350 million through an accordion feature during the next 18 months;

•	is secured by equity interests in the Company’s subsidiaries.
     “Completing this facility in the face of the market turmoil of recent months is a validation by some of Wall Street’s leading banks of MPT’s market leading position and near term growth opportunities,” said Edward K. Aldag, Jr., chairman, president and CEO of Medical Properties Trust. “Our acquisition pipeline is as robust as it has been and our new credit facility assures that we will be able to take advantage of these opportunities even during a period when capital is constrained for many companies.”
     As previously discussed, as a result of terminating the old credit facility, the company expects to take a non-cash, one-time charge of approximately $2.7 million, or $0.05 per share in the fourth quarter to write-off deferred financing costs.

     The new credit facility contains customary financial and operating covenants, and events of default. The joint lead arrangers and bookrunners for the new credit facility are J.P. Morgan Securities Inc. and KeyBank National Association.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should’ and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, the estimated non-cash charge in the fourth quarter of 2007 related to deferred financing cost and the amount of future investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forwardlooking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2006 and the final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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